Exhibit 2.2
Description of Disclosure Letters
The following lists the general subject matters of the disclosure letter delivered by BellSouth Corporation (“BellSouth”) to AT&T Inc. (“AT&T”) and the disclosure letter delivered by AT&T to BellSouth concurrently with entering into the merger agreement, which disclosure letters were omitted from Exhibit 2.1 pursuant to Item 601(b)(2) of Regulation S-K. BellSouth and AT&T agree to furnish supplementally to the SEC, following request, a copy of each disclosure letter.
List of General Subject Matters under BellSouth Disclosure Letter

Section 3.3(b)	Officer Matters
Section 5.1(b)	Capital Structure
Attachment 5.1(b)(i)	Outstanding Options by Exercise Price, as of March 1, 2006
Attachment 5.1(b)(2)	List of companies in which BellSouth owns voting securities
Section 5.1(d)	Governmental Filings, No Violations
Section 5.1(e)	Reports; Financial Statements
Section 5.1(f)	Absence of Certain Changes
Attachment 5.1(f)	Basic Terms of Agreement: Company ERISA Litigation
Section 5.1(g)	Litigation and Liabilities
Attachment 5.l(g)	Company Major Litigation and Regulatory Matters
Section 5.1(h)	Employee Benefits
Attachment 5.l(h)	BellSouth Employee Benefit and Compensation Plans—2006
Section 5.1(i)	Compliance with Laws
Section 5.1(j)	Certain Contracts
Section 5.1(n)	Taxes
Section 5.1(o)	Labor Matters
Attachment 5.1(o)	BellSouth Collective Bargaining Agreements
Section 5.1(p)	Intellectual Property
Section 5.l(q)	Affiliate Transactions
Section 6.l(a)	Interim Operations
Attachment 6.1(a)(vi)	Capital Expenditure Plan
Section 6.10	Employee Matters
Section 6.12(c)	Directors and Officers Liability Insurance

List of General Subject Matters under AT&T Disclosure Letter

Section 5.2(b)	Capital Structure
Attachment 5.2(b)(i)	Options Outstanding
Section 5.2(d)	Governmental Filings; No Violations
Section 5.2(d)(ii)	List of Orders and Contracts